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                                                                    EXHIBIT 10.1




                            HOUSEHOLD INTERNATIONAL

                            KEY EXECUTIVE BONUS PLAN


                                  March, 1994
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                            HOUSEHOLD INTERNATIONAL

                            KEY EXECUTIVE BONUS PLAN


  I. CONCEPT
     The Household International Key Executive Bonus Plan (the "Plan") is a short-term incentive plan that is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and is designed to award "performance based" compensation as determined in accordance with that provision of the Code. Awards will be based solely on (1) the financial performance of Household International, Inc. (the "Corporation") or a subsidiary or business unit thereof as measured by criteria established by the Compensation Committee of the Board of Directors of the Corporation; and (2) on an evaluation of each participant's individual performance against set objective goals established by said Compensation Committee. Performance goals and award opportunities will be determined prior to the beginning of each Plan period (which will generally be a calendar year), or at a later date as allowed by Internal Revenue Service ("IRS") notice or regulation, by the Compensation Committee and will be communicated to each Plan participant.

 II. PARTICIPATION
     Participation in the Plan will be restricted to the key executives as set forth on Attachment A hereto (which exhibit may be changed at any time by the Compensation Committee). For purposes of the Plan, participants will be divided into groups which will indicate the maximum bonus opportunity available to such participant.

     Any changes in the key executives participating in the Plan will be made by the Compensation Committee.

III. LEVEL OF AWARDS
     Prior to each Plan period (or at a later date as allowed by IRS notice or regulation), the Chief Executive Officer ("CEO") of the Corporation will recommend for approval by the Compensation Committee of the Board of Directors the financial performance indicators, including the levels thereof that must be met, in order to pay bonuses to any participant at any level up to the maximum levels for the following Plan period as well as the levels below which no bonuses may be paid under the financial performance portions





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     of this Plan.  The CEO will also recommend for approval by the
     Compensation Committee the percentage of the financial performance based portion of the bonus that will be paid for performance between these parameters. In addition, the CEO will recommend for approval by the Compensation Committee of the Board of Directors certain objective individual goals, including the specific values to be assigned thereto, for each participant in the Plan. The categories for determining financial performance indicators and objective individual goals that may be used for this purpose shall be selected from the list provided on Attachment B hereto. If the Compensation Committee approves the aforementioned financial performance indicators and objective individual goals, these objectives shall be deemed to be established for the applicable participant for the applicable Plan period and shall be deemed to be part of this Plan for said Plan period.


         Maximum Awards
         An award will be paid for fully satisfactory financial and individual performance in a given year as solely determined by the Compensation Committee. The award percentage for each group will equal the guideline percentage shown below of the participant's base salary at the end of the Plan period. The table below shows the portions of the bonus that will be determined by financial and individual performance.

       ----------Guideline % of Annual Base Salary Determined by--------


             Financial        Individual       Maximum
  Group     Performance      Performance       Bonus*
  -----     -----------      -----------      -------
    A        63.75%           63.75%             127.5%

   * The maximum amount that may be awarded to any participant in the Plan (the "Maximum Award") for any Plan period is $2.0 million.

 IV. DETERMINATION OF AWARDS
     A.  Financial Performance Awards
         Financial performance of the Corporation and/or a business unit thereof will determine the size of a portion of each individual's annual bonus. As indicated in Section III, the Compensation Committee






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         will approve the financial performance levels required to pay any bonus based on corporate, subsidiary or business unit performance.

     B.  Individual Performance Awards
         Prior to each Plan period (or at a later date as allowed by IRS notice or regulation), objective goals for individual performance for that period will be established for each participant. The goals should require the level of performance which is expected of a fully satisfactory incumbent and must be agreed to by the CEO.

     C.  Approval of Goals/Awards
         The Compensation Committee of the Board of Directors must approve the goals (financial performance and individual objective goals) prior to the beginning of any Plan period for all participants in the Plan. These goals will be the sole criteria for measuring performance and determining the bonus for that period. The Compensation Committee will solely determine whether all goals (financial performance and individual objective goals) have been satisfied for all participants in the Plan, and will certify as to a participants performance against said goals to the Board of Directors of the Corporation.

         Notwithstanding anything contained herein to the contrary, the Compensation Committee may, however, at its sole discretion, reduce bonus awards in light of overall business conditions or other exceptional circumstances.

     V.  PAYMENT OF AWARDS
         Awards will be paid as soon as practical at the end of the Plan period, subject to all required tax withholdings. Awards may be paid in cash, shares of the Corporation's common stock, or some combination thereof at the sole discretion of the Compensation Committee.


     VI.  ADMINISTRATIVE MATTERS
       A. Position Changes
          Normally awards, provided the goals therefore have been met, will be pro-rated according to the portion of the Plan period that an incumbent is eligible for the





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          bonus.  Notwithstanding the foregoing, however, the Compensation
          Committee shall have the right to review each individual case and take such action as it deems appropriate consistent with the intent and purposes of this Plan.

       B. Effect on Benefits
          Payments made under this Plan shall be included in an employee's income for purposes of determining pension benefits, life insurance, long-term disability, and participation in the Corporation's TRIP plan.

       C. Termination of Employment
          Normally awards, provided the goals therefore have been met, will be pro-rated in the case of death, permanent and total disability, or retirement under one of the Corporation's pension plans during a Plan period. If a participant terminates employment for any other reason prior to the last working day of a Plan period, he will normally forfeit any right to an award for the Plan period. Notwithstanding the foregoing, however, the Compensation Committee shall have the right to review each individual case and take such action as it deems appropriate consistent with the intent and purposes of this Plan.

       D. Administration of the Plan
          The Plan shall be administered solely by the Compensation Committee. Any and all determinations made by the Compensation Committee in connection with this Plan shall be final and binding on the Corporation and each participant in the Plan. Neither eligible participation in the Plan, nor award payments thereunder shall guarantee an employee any right to continued employment. The Plan does not give any employee a right or claim to an award under the Plan. The Compensation Committee reserves the right to change or discontinue the Plan at any time; provided, however, that any new factors used to establish a goal, other than those set forth in Attachment B hereto, or any increase in the Maximum Award permitted under the Plan must be approved by the stockholders of the Corporation.

       E. Stockholder Approval





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          The Plan shall be submitted to the stockholders of the Corporation at the 1994 annual meeting of stockholders. If the Plan is not approved by the stockholders by December 31, 1994, then this Plan shall be deemed to be null and void and any awards or grants made pursuant hereto shall automatically terminate. Thereafter, this Plan shall again be submitted to the stockholders for approval every fifth (5th) year or as may be required by the applicable provisions of the Code.


                            The Goal Setting Process
Before the beginning of the Plan period (or at a later date as allowed by IRS notice or regulation), the Chief Executive Officer of the Corporation will meet with each other participant in the Plan in a goal setting session. The purpose of the session is to discuss areas where individual objective and/or financial performance goals will be established and agree on their priority and establish the number of points that will be earned based upon various levels of achievement during the Plan period.

                          Guidelines for Setting Goals
For the purpose of establishing goals for the Plan period, the following criteria should apply:

- They should be consistent and supportive of goals reflected in the Corporation's strategic business plans.

- They should be primarily job or task oriented. They must be realistic and achievable yet challenging with built in "stretch" to test individual capabilities. They should clearly specify action, tasks or results to be accomplished as well as a clear understanding of how the accomplishment will be evaluated.

- They must be understood and agreed to by both the Chief Executive Officer and the Compensation Committee.

The results of the goal setting process will be documented and approved by the Compensation Committee.







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                                                                    Attachment A


                       KEY EXECUTIVE BONUS PLAN POSITIONS
                             AND BONUS OPPORTUNITY



                                           Maximum Amount based
Group A*                                     on Annual Salary
--------                                     --------------------
Chairman of the Board                              127.5%

Chief Executive Officer                            127.5%

President                                          127.5%


   * If any participant holds more than one of the positions noted, the maximum bonus opportunity for that participant shall be the greatest maximum bonus opportunity noted for any of the positions held.
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                                                                    Attachment B

                       Financial Performance Indicators*

  1)  Total Earnings or Net Income.

  2) Earnings per share of the Corporation's Common Stock (while giving effect to dilution caused by the issuance of additional shares).

  3)  Growth of Receivables (owned or managed).

  4)  Delinquency or Delinquency ratios.

  5)  Return-on-Equity.

  6)  Return-on-Assets (owned or managed).

  7)  Charge-offs or Charge-off ratios.

  8)  Increase in Assets (owned or managed).

  9)  Operating Expenses or Operating Expense ratios.

  10) Debt-to-Equity ratios.

  11) Earnings-to-Fixed Charges Coverage ratios.

  12) Price appreciation of the Corporation's Common Stock.

  13) Common Stock Total Shareholder Return or Total Shareholder Return Relative to a Defined Marketplace (i.e., peer group of companies or published indices).

  14) Common or Total Shareholders Equity ratios.

  15) Reserves or Reserve ratios.

  16) Commercial Asset Levels or Performance.


                          Objective Individual Goals*

  1) Representation at Functions. "Functions" being deemed civic, charitable, governmental or business meetings at which items of interest to the Corporation or its businesses are to be discussed.

  2) Succession Management.
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  3) Implement or Introduce New Products and/or Services.

  4) Reengineering of Staff and/or Business Unit Functions.

  5) Developing and/or Implementing Action Plans/Strategies.

  6) Ratings Issued by any Nationally Recognized Statistical Rating Organization or Similar Entity.

  7) Such other individual goals deemed appropriate by the Compensation Committee which meet the rules and/or regulations of the applicable provisions of the Code.


   * As they relate to the Corporation, any subsidiary or business unit thereof, or any product or service offered thereby.